As filed with the Securities and Exchange Commission on February 7, 2012.

Registration No. 333-177679

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

on Form S-8

to Form S-4

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

SUPERIOR ENERGY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	75-2379388
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

601 Poydras Street, Suite 2400 New Orleans, Louisiana	70130
(Address of Principal Executive Offices)	(Zip Code)

Complete Production Services, Inc. Amended and Restated 2001 Stock Incentive Plan

Complete Energy Services, Inc. 2003 Stock Incentive Plan

I.E. Miller Services, Inc. 2004 Stock Incentive Plan

Pumpco Services, Inc. 2005 Stock Incentive Plan

Complete Production Services, Inc. 2008 Incentive Award Plan

(Full title of the plans)

William B. Masters

Executive Vice President and General Counsel

Superior Energy Services, Inc.

601 Poydras Street, Suite 2400

New Orleans, Louisiana 70130

(504) 587-7374

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Kelly C. Simoneaux

Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

201 St. Charles Avenue

New Orleans, Louisiana 70170-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount (number of shares) to be registered(1)	Proposed maximum offering price per share(4)	Proposed maximum aggregate offering price(4)	Amount of registration fee(4)
Common Stock (par value $0.001 per share)

     Complete Production Services, Inc. Amended and Restated 2001 Stock Incentive Plan, the Complete Energy Services, Inc. 2003 Stock Incentive Plan, the I.E. Miller Services, Inc. 2004 Stock Incentive Plan, the Pumpco Services, Inc. 2005 Stock Incentive Plan, and the Complete Production Services, Inc. 2008 Incentive Award Plan

	3,345,585(2)	N/A	N/A	N/A
Complete Production Services, Inc. 2008 Incentive Award Plan	5,040,948(3)
		N/A	N/A	N/A
Total	8,386,533	N/A	N/A	N/A

(1)

Upon a stock split, stock dividend, or similar transaction in the future during the effectiveness of this Registration Statement and involving our Common Stock, the number of shares registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Represents the maximum number of shares of our Common Stock issuable under outstanding stock options and unvested restricted stock granted under the Complete Production Services, Inc. Amended and Restated 2001 Stock Incentive Plan, the Complete Energy Services, Inc. 2003 Stock Incentive Plan, the I.E. Miller Services, Inc. 2004 Stock Incentive Plan, the Pumpco Services, Inc. 2005 Stock Incentive Plan, and the Complete Production Services, Inc. 2008 Incentive Award Plan (the “2008 Plan”), which we assumed in connection with the merger (the “Merger”) of Complete Production Services, Inc. with and into one of our subsidiaries. The Merger was completed on February 7, 2012.

(3)	Represents the maximum number of shares of our Common Stock remaining available for future grant under the 2008 Plan, which we assumed in connection with the Merger.
(4)

These shares were registered under our Registration Statement on Form S-4 (File No. 333-177679) filed under the Securities Act with the Securities and Exchange Commission on November 3, 2011, as amended by Amendment No. 1 filed on December 6, 2011 and Amendment No. 2 filed on December 23, 2011. All filing fees payable in connection with the issuance of these shares were previously paid in connection with the filing of the Registration Statement on Form S-4.

Explanatory Note

Superior Energy Services, Inc. (the “Company,” the “Registrant,” “we,” “us,” or “our”) hereby amends its Registration Statement on Form S-4 (Registration No. 333-177679) filed on November 3, 2011, as amended by Amendment No. 1 filed on December 6, 2011 and Amendment No. 2 filed on December 23, 2011 (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 relating to (i) shares of the Company Common Stock (as defined below) issuable upon the exercise of options and the vesting of restricted stock granted pursuant to terms of the Complete Production Services, Inc. Amended and Restated 2001 Stock Incentive Plan, as amended, the Complete Energy Services, Inc. 2003 Stock Incentive Plan, as amended, the I.E. Miller Services, Inc. 2004 Stock Incentive Plan, the Pumpco Services, Inc. 2005 Stock Incentive Plan, and the Complete Production Services, Inc. 2008 Incentive Award Plan, as amended (the “2008 Plan,” and collectively with the other named plans, the “Complete Plans”); and (ii) shares of the Company Common Stock remaining available for future grant under the 2008 Plan. All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment.

On February 7, 2012, the Company and Complete Production Services, Inc., a Delaware corporation (“Complete”), consummated the merger (the “Merger”) of Complete with and into SPN Fairway Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), with Merger Sub surviving the Merger as provided by the Agreement and Plan of Merger dated as of October 9, 2011 (the “Merger Agreement”) by and among the Company, Complete and Merger Sub. Complete’s common stock, par value $0.01 per share (the “Complete Common Stock”), is no longer publicly outstanding, and shares of Complete Common Stock currently represent the right to receive the consideration described in the Merger Agreement consisting of cash and shares of the Company’s common stock, par value $0.001 per share (“Company Common Stock”).

At the effective time of the Merger, each outstanding option and all unvested restricted stock in respect of Complete Common Stock (each such option or share of restricted stock, a “Complete Award”) issued pursuant to the Complete Plans was converted into corresponding options with respect to Company Common Stock and the right to receive restricted shares of Company Common Stock, respectively. Additionally, at the effective time of the Merger, the Company assumed the shares remaining available for future grant under the 2008 Plan, to be used for future grants by the Company. This Registration Statement has been filed for the purpose of registering up to 3,345,585 shares of Company Common Stock issuable in connection with the Complete Awards and 5,040,948 shares of Company Common Stock issuable in connection with assumption of shares available for future grant under the 2008 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the applicable prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by us with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

(a) Our latest Annual Report on Form 10-K filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a); and

(c) The description of Company Common Stock included in its Registration Statement on Form 8-A/A filed with the Commission on May 3, 2001 under the Exchange Act, including any amendment thereto or report filed for the purpose of updating such description.

All reports and other documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Notwithstanding the foregoing, and except as otherwise provided in the relevant filing with the Commission, we are not incorporating by reference any documents, portions of documents or information deemed to have been furnished and not filed in accordance with Commission rules. Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our certificate of incorporation contains provisions eliminating the personal liability of our directors for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). By virtue of these provisions and under current Delaware law, a director of the Company will not be personally liable for monetary damages for a breach of his or her fiduciary duty except for liability for (a) a breach of his or her duty of loyalty to the Company or to its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) dividends or stock repurchases or redemptions that are unlawful under Delaware law and (d) any transaction from which he or she receives an improper personal benefit. In addition, our certificate of incorporation provides that if Delaware law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by Delaware law, as amended. These provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers, and limit liability only for breaches of fiduciary duties under Delaware corporate law and not for violations of other laws such as the federal securities laws.

Our certificate of incorporation also requires us to indemnify our directors and officers to the fullest extent permitted by the DGCL against certain expenses and costs, judgments, settlements and fines incurred in the defense of any claim, including any claim brought by or in the right of the Company, to which they were made parties by reason of being or having been directors and officers.

Under Section 6 of our bylaws, we are required to defend and indemnify each person who is involved in any threatened or actual action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company, or by reason of the fact that such person was serving in a similar position with respect to another entity at our request to the fullest extent permitted by law. However, the director or officer is not entitled to indemnification if (i) the action was initiated by the director or officer and (ii) the action has not been authorized by our board of directors. The rights conferred by Section 6 of our bylaws are contractual rights and include the right to be paid expenses incurred in defending the action, suit or proceeding in advance of its final disposition.

In addition, we have entered into an indemnity agreement with each of our directors pursuant to which we have agreed under certain circumstances to purchase and maintain directors’ and officers’ liability insurance. The agreements also provide that we will indemnify the directors against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving them by reason of their position as a director that are in excess of the coverage provided by such insurance (provided that the director meets certain standards of conduct). Under the indemnity agreements, we are not required to purchase and maintain directors’ and officers’ liability insurance if our board of directors unanimously determines in good faith that there is insufficient benefit to us from the insurance.

The foregoing is only a general summary of (1) certain aspects of Delaware law, (2) the Company’s certificate of incorporation and bylaws dealing with indemnification of directors and officers, and (3) the Company’s indemnity agreement with each director, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Sections 102 and 145 of the DGCL, the certificate of incorporation and bylaws of the Company, and the Company’s form indemnity agreement with each director.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

5	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

23.1	Consent of KPMG LLP, independent registered public accounting firm.

23.2	Consent of DeGolyer and MacNaughton.

23.3	Consent of Netherland, Sewell & Associates, Inc.

23.4	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5).

24	Powers of Attorney pursuant to which this Registration Statement has been signed on behalf of certain of our officers and directors (previously filed with Registration Statement on Form S-4 (file no. 333-177679) on November 3, 2011, and Amendment No. 2 to Registration Statement on Form S-4 (file no. 333-177679) on December 23, 2011).

99.1	Complete Production Services, Inc. Amended and Restated 2001 Stock Incentive Plan (incorporated by reference to Complete Production Services, Inc.’s Form S-1/A filed April 4, 2006 (file no. 333-128750)).

99.2	Amendment No. 1 to the Complete Production Services, Inc. Amended and Restated 2001 Stock Incentive Plan (incorporated by reference to Complete Production Services, Inc.’s Form 10-K filed March 9, 2007 (file no. 001-32858)).

99.3	Complete Energy Services, Inc. 2003 Stock Incentive Plan (incorporated by reference to Complete Production Services, Inc.’s Form S-1/A filed November 15, 2005 (file no. 333-128750)).

99.4	First Amendment to Complete Energy Services, Inc. 2003 Stock Incentive Plan (incorporated by reference to Complete Production Services, Inc. Form S-1/A filed November 15, 2005 (file no. 333-128750)).

99.5	Second Amendment to Complete Energy Services, Inc. 2003 Stock Incentive Plan (incorporated by reference to Complete Production Services, Inc. Form S-1/A filed November 15, 2005 (file no. 333-128750)).

99.6	I.E. Miller Services, Inc. 2004 Stock Incentive Plan (incorporated by reference to Complete Production Services, Inc.’s Form S-1/A filed November 15, 2005 (file no. 333-128750)).

99.7	Pumpco Services, Inc. 2005 Stock Incentive Plan (incorporated by reference to Complete Production Services, Inc.’s Registration Statement on Form S-8 filed March 28, 2007 (file no. 333-141628)).

99.8	Complete Production Services, Inc. 2008 Incentive Award Plan (incorporated by reference to Appendix A of Complete Production Services, Inc.’s Definitive Proxy Statement on Schedule 14 filed April 7, 2008 (file no. 001-32858)).

99.9	Amendment No. 1 to the Complete Production Services, Inc. 2008 Incentive Award Plan (incorporated by reference to Appendix A to Complete Production Services, Inc.’s Proxy Statement on Schedule 14A filed April 9, 2009 (file no. 001-32858)).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 on Form S-8 to its Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 7, 2012.

SUPERIOR ENERGY SERVICES, INC.

By:	/s/ David D. Dunlap
David D. Dunlap
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on February 7, 2012.

Signature	Title

/s/ David D. Dunlap David D. Dunlap	President, Chief Executive Officer and Director (Principal Executive Officer)

* Robert S. Taylor	Executive Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer)

* Terence E. Hall	Chairman of the Board of Directors

* Harold J. Bouillion	Director

* Enoch L. Dawkins	Director

* James M. Funk	Director

* Ernest E. Howard, III	Director

* Peter D. Kinnear	Director

Michael M. McShane	Director

W. Matt Ralls	Director

* Justin L. Sullivan	Director

* By:	/s/ David D. Dunlap

David D. Dunlap
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

5	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

23.1	Consent of KPMG LLP, independent registered public accounting firm.

23.2	Consent of DeGolyer and MacNaughton.

23.3	Consent of Netherland, Sewell & Associates, Inc.

23.4	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5).

24	Powers of Attorney pursuant to which this Registration Statement has been signed on behalf of certain of our officers and directors (previously filed with Registration Statement on Form S-4 (file no. 333-177679) on November 3, 2011, and Amendment No. 2 to Registration Statement on Form S-4 (file no. 333-177679) on December 23, 2011).

99.1	Complete Production Services, Inc. Amended and Restated 2001 Stock Incentive Plan (incorporated by reference to Complete Production Services, Inc.’s Form S-1/A filed April 4, 2006 (file no. 333-128750)).

99.2	Amendment No. 1 to the Complete Production Services, Inc. Amended and Restated 2001 Stock Incentive Plan (incorporated by reference to Complete Production Services, Inc.’s Form 10-K filed March 9, 2007 (file no. 001-32858)).

99.3	Complete Energy Services, Inc. 2003 Stock Incentive Plan (incorporated by reference to Complete Production Services, Inc.’s Form S-1/A filed November 15, 2005 (file no. 333-128750)).

99.4	First Amendment to Complete Energy Services, Inc. 2003 Stock Incentive Plan (incorporated by reference to Complete Production Services, Inc. Form S-1/A filed November 15, 2005 (file no. 333-128750)).

99.5	Second Amendment to Complete Energy Services, Inc. 2003 Stock Incentive Plan (incorporated by reference to Complete Production Services, Inc. Form S-1/A filed November 15, 2005 (file no. 333-128750)).

99.6	I.E. Miller Services, Inc. 2004 Stock Incentive Plan (incorporated by reference to Complete Production Services, Inc.’s Form S-1/A filed November 15, 2005 (file no. 333-128750)).

99.7	Pumpco Services, Inc. 2005 Stock Incentive Plan (incorporated by reference to Complete Production Services, Inc.’s Registration Statement on Form S-8 filed March 28, 2007 (file no. 333-141628)).

99.8	Complete Production Services, Inc. 2008 Incentive Award Plan (incorporated by reference to Appendix A of Complete Production Services, Inc.’s Definitive Proxy Statement on Schedule 14 filed April 7, 2008 (file no. 001-32858)).

99.9	Amendment No. 1 to the Complete Production Services, Inc. 2008 Incentive Award Plan (incorporated by reference to Appendix A to Complete Production Services, Inc.’s Proxy Statement on Schedule 14A filed April 9, 2009 (file no. 001-32858)).